Exhibit 10.31
EXECUTION COPY
MANAGEMENT AGREEMENT BETWEEN PREGIS NV
AND MR. FERNANDO DE MIGUEL
BETWEEN:	PREGIS NV, a company incorporated under Belgian law, having its registered office IN BELGIUM, at Wellen, Bodemstraat 11 and registered with the Register of Legal Persons under number BE-404.798.222.

Hereby duly represented by David Germis and Sayed Rashed, in their capacity of directors,

Hereinafter referred to as “the Company”;

AND:	Mr. Fernando De Miguel, residing in Belgium at [to be determined]

Hereinafter referred to as “Mr. De Miguel”

Hereinafter jointly referred to as “the Parties”.
WHEREAS
1.	The Company and its subsidiaries are primarily active in the field of innovative and reliable protective and foodservice packaging products.

2.	The Company requires management services and assistance for the daily operations of its business activities.

3.	Mr. De Miguel has management expertise in the area of managing various business divisions and functions throughout Europe and has offered the Company to provide the required management services and assistance.

4.	The General Meeting of Shareholders of the Company has appointed Mr. De Miguel as one of the Directors of the Company with effect on June 1, 2007.

5.	Mr. De Miguel has accepted this mandate.

6.	The Board of Directors of the Company has appointed Mr. De Miguel as Managing Director of the Company with effect on June 1, 2007.

7.	The Managing Director has accepted this mandate and will perform the management services and assistance under the terms and conditions set out in this agreement (hereafter “the Agreement”).

8.	The Parties have agreed to conclude the present Management Agreement (hereafter “the Agreement”) providing for and setting out (i) the terms and conditions of the Parties’ collaboration which Parties wish to construe on a fully independent basis and (ii) the Parties’ various rights and obligations on this subject.

THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
Article 1 — Scope of this Agreement
1.1	The Parties enter into present Agreement, effective as from June 1, 2007.

1.2	Mr. De Miguel shall render the Services specified in article 1.3. of the present Agreement in full independence, and, outside any link of subordination vis-à-vis the Company.

As far as necessary, the Parties stress that the freedom and independence towards each other for the execution of the present Agreement is an essential element of this Agreement, lacking of which the present Agreement would not have been concluded.

1.3	For the purposes of this Agreement and the services performed hereunder, Mr. De Miguel is acting as an independent contractor, which duties and responsibilities shall relate to the daily management tasks (further “the Services”), which shall include:
•	daily management of the Company. Mr. De Miguel accepts to assume responsibility for the daily management of the Company. Within the usual area of responsibilities of a Managing Director, Mr. De Miguel will be entrusted with the most extensive powers of daily management as determined in the Articles of Association of the Company.

•	representation of the company vis-à-vis the authorities.
The list of Services referred to above is not comprehensive and may be amended, elaborated or restricted from time to time by mutual agreement. Subsequently, an addendum will be drafted, signed and added to the present Agreement.
Article 2 — Obligations of MR. DE MIGUEL
2.1.	Mr. De Miguel will render the Services on a fully independent basis and shall at no moment whatsoever be considered as or be treated as an employee of the Company. The Company shall at no moment give any orders or instructions to Mr. De Miguel and shall at no moment whatsoever exercise any form of employer’s authority towards Mr. De Miguel.

2.2.	Mr. De Miguel shall render the Services specified in article 1 here above, and, in general, perform its mandate in full compliance with the laws of the countries in which the Company operates and with all competence, independence and dedication expected from a professional that holds itself out to be a specialist in management expertise. Mr. De Miguel shall devote to its tasks all means, time and endeavours as necessary. Wherever applicable, Mr. De Miguel shall be registered with all competent authorities. In case the present or future ruling would impose specific certificates or other conditions in order to be entitled to render the Services, Mr. De Miguel undertakes to comply within the shortest and practically possible term and guarantees and warrants that the person(s) on which it calls will do the same. During the performance of this Agreement, Mr. De Miguel shall strictly abide by all his obligations under Belgian law, including obligations pertaining to tax, labour and social security law.

2.3.	Mr. De Miguel shall determine himself how to carry out his tasks and shall receive no direct instructions regarding how the work should be organized, except for the general guidelines justified by the necessities of the collaboration between the Parties.

2.4.	Mr. De Miguel shall render a written report of its activities at the intervals and in accordance with the procedure laid down together with the Company or when the Parties consider this to be necessary for the monitoring of the proper performance of the duties incumbent upon the Parties.

However, Mr. De Miguel shall not be required to justify himself with regard to the time spent, methods of work or the organization of its work.

2.5.	Mr. De Miguel shall operate within the Company’s policies and guidelines relating to health, safety, security and IT security.
Article 3 — Obligations for the company
The Company undertakes:
(a)	to put an office at the disposal of Mr. De Miguel in its premises including all usual facilities and administrative assistance;

(b)	to provide Mr. De Miguel with all documents, instructions, information, guidelines and assistance needed to fulfil its mandate.
Article 4 — Fees
4.1.	In consideration for carrying out the Services, Mr. De Miguel will receive an annual fixed fee of 250.000 EUR. This fee will be paid in 12 monthly installments, at the end of each month. The monthly fee will be submitted to the applicable taxes due on director’s fees.

4.2.	This compensation has been established by taking into consideration the tax concessions resulting from the application of the special tax regime; it includes the non-taxable allowances determined in accordance with the Technical Note as stated in the administrative circular issued by the Belgian tax authorities on 8 August 1983. These non-taxable allowances are deemed to cover the following expenses:
•	Difference in the costs of living between Belgium and Spain

•	Difference in the costs of housing between Belgium and Spain

•	Difference in the income taxes between those two countries.
The Company commits to take the necessary actions to apply for the concessions resulting from the special tax regime. The above-information is disclosed for Belgian income tax purposes only.

4.3.	Mr. De Miguel is also eligible to earn an additional variable compensation, which can amount up to 40% of the annual fee, pursuant to a variable compensation plan that currently is based upon performance targets/goals set by the Company. Calculation of the Variable Compensation as well as policies and practices shall be as set forth in the applicable provisions of the Plan, as such Plan may be revised from time to time.

4.4.	Mr. De Miguel is entitled to invoice the Company for expenses incurred wholly and exclusively when carrying out the Services, including for example: representation costs, the annual fee for a credit card, the cost of a mobile phone, fuel, transportation and lodging expenses in case of business travel for the Company provided that such expenses are duly supported by original receipts and invoices.

4.5.	Furthermore, as a Managing Director, Mr. de Miguel will be entitled to the use of a company car, or provided with a monthly car allowance of up to 1,400 EUR.
4.6.	Furthermore, as a Managing Director, Mr. de Miguel will be eligible for the benefits of the group insurance (pension, death, invalidity, hospitality) subscribed by the Company for its independent remunerated Managing Directors with a contract for indefinite duration.

4.7.	Mr. De Miguel shall be granted 132.16 stock options pursuant to a stock option agreement between Mr. De Miguel and the Company’s parent company.

4.8.	All payments are to be made by the Company to Mr. De Miguel. The payments will be made on the following account: [ ].
Article 5 — Social security position of mr de Miguel
Mr. de Miguel is subject to the Belgian social security scheme for self-employed workers. It is therefore Mr. de Miguel’s responsibility to affiliate to a social insurance fund for self-employed workers and to pay the quarterly bills of social security contributions issued by this fund.
Article 6 — Terms of the Agreement and Termination
6.1	This Agreement is entered into for an indefinite duration, effective as of June 1, 2007.

6.2	This agreement may be terminated at any time by Mr. De Miguel subject to twelve (12) months’ written notice to the Company. In case this Agreement is terminated by Mr. De Miguel without notice, Mr. De Miguel will pay to the Company an indemnity of 250.000 EUR.

This agreement for indefinite duration may be terminated at any time by the Company subject to twelve (12) months’ written notice to Mr. De Miguel.

The Company may decide to request Mr. De Miguel not to serve the notice.

In case this Agreement is terminated by the Company without notice, the Company will pay to Mr. De Miguel an indemnity of 250.000 EUR.

6.3	In case of violation by any party of any of its obligations under this Agreement, the other party shall be entitled to terminate this Agreement by registered mail immediately and de jure, without notice nor compensation or indemnity, in case the defaulting party fails to remedy such violation within ten (10) working days following the written notification by registered mail of such violation.
6.4	The Company shall be entitled to terminate the present Agreement by registered mail immediately and de jure, without notice nor compensation in the case Mr. De Miguel, whilst carrying out the Services, is guilty of any gross misconduct or gross negligence or commits any serious or persistent breach of any of its undertakings or obligations to the Company or any subsidiary or affiliate thereof (whether under this Agreement or otherwise).
6.6	Upon termination of this Agreement for any reason (and whether or not as a result of breach of this Agreement by the Company), Mr. De Miguel shall, at the request of the Company, immediately agree to terminate any mandates that may have been granted in order to allow Mr. De Miguel to carry out the Services, without prejudice to any other rights accruing to either party hereto.
6.7	Any unilateral termination of this Agreement has to be notified to the other party by registered mail.
Article 7 — Confidentiality
7.1	Mr. De Miguel shall not (other than in the proper performance of its duties under the present Agreement or with the prior written consent of the Company or unless ordered by a court of competent jurisdiction) at any time either during the continuance of this Agreement or after its termination disclose or communicate to any person or use for its own, or its employees or shareholder’s benefit or the benefit of any person other than the Company or any affiliated Company or through any failure to exercise all due care and diligence cause or permit any unauthorized disclosure of any confidential information of the Company of any affiliated Company which Mr. De Miguel has obtained in the course of the execution of the present Agreement. The provisions of this Clause shall not apply to any confidential information which:
•	Is in or enters the public domain other than by breach of this Agreement; or

•	Is obtained from any third party that is lawfully authorized to disclose such information.
7.2	All notes, memoranda, records and writings relating to any intellectual property, trade secret, or confidential information concerning the business of the Company or any affiliated Company or any of its or their suppliers, agents, distributors, customers or others which shall have been acquired, received or made by Mr. De Miguel during the course of this Agreement shall be the property of the Company or any affiliated Company and Mr. De Miguel shall, upon termination of this Agreement, be immediately returned to the Company, irrespective of the carrier and without retention of any copies.
Article 8 — Non Competition and Non Solicitation
8.1	During the term of this Agreement, Mr. De Miguel shall not, directly or indirectly, engage in the business of, own or control any direct or indirect interest in, act as director, officer, employee of, either in a full time or temporary capacity, or offer consultancy services to, or be connected in any manner with any person, firm corporation, association or other entity which competes with the businesses of the Company or any of its affiliates.
8.2	Mr. De Miguel undertakes moreover, during a period of one (1) year after the termination of the present Agreement, to withhold from approaching, engaging, employing, sub-contracting with, paying for the services of or endeavouring to entice away from the Company through the intermediary of third parties, any individual/ company who is an employee, a director, a partner or an independent contractor of the Company or any other company that is part of the group the Company belongs to and that the same conditions shall apply to all its employees and shareholders
8.3	Mr. De Miguel undertakes not to engage for a period of one (1) year following the termination of this Agreement directly or indirectly, in the business of, own or control any direct or indirect interest in, act as director, officer, employee of, either in a full time or temporary capacity, or offer consultancy Services to, or be connected in any manner with any person, firm, corporation, association or other entity, which competes with the business of the Company or any of its affiliates.

The non compete will apply in the following geographical area: Belgium, United Kingdom, Netherlands, France, Spain Germany, Italy, Poland, Czech Republic, Hungary and Romania.
8.4	Any violation of the provisions of this Article shall automatically entitle the Company to obtain damages from Mr. De Miguel in the amount of twice the amount paid to Mr. De Miguel in the twelve months prior to termination and notwithstanding the right for the Company to claim a higher indemnity if it produces evidence of more important damages.
Article 9 — Notifications
All notifications by registered letter or otherwise, provided for or not by this Agreement, shall be validly addressed to the above-mentioned registered office of the Company and above-mentioned registered office of Mr. De Miguel. If case of change of these addresses, the change shall be notified by registered mail with a proof of receipt.
A notice sent by registered mail shall be deemed as served on the third working day following the day on which it was posted and registered at the post office.
Article 10 — Entire Agreement
This Agreement cancels and supersedes all previous Agreements between the parties be it oral or in writing. These prior Agreements have to be considered as terminated in common Agreement and/or null and void.
Any modification to this Agreement can only be inserted through a written addendum, signed by both parties.

Article 11 — Severability
The clauses of this Agreement are independent from each other and, hence, the invalidity of one clause does not affect the validity of the others.
In the event that one of the provisions of this Agreement is invalid, parties will substitute this provision by a new provision, which makes it possible to achieve the same result, or at least a similar result.
Article 11 — Governing Law and Jurisdiction
This Agreement shall be governed by Belgian law.
Any dispute arising out or in connection with this Agreement shall be finally settled by the Court of Commerce of Brussels.
* * *
Made in Wellen, Belgium, in two originals, on May 15, 2007, each party acknowledging having received a duly executed copy.

/s/ David Germis /s/ Sayed Rashed	/s/ Fernando De Miguel
For the Company	Mr. De Miguel
Pregis NV